Exhibit 3.9

State of Delaware Secretary of State Division of Corporations Delivered 12:30 PM 02/24/2006 FILED 11:57 AM 02/24/2006 SRV 060178812 - 4115429 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

—	First: The name of the limited liability company is Granite City Coke Company, LLC

—	Second: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington. The name of its Registered agent at such address is The Corporation Trust Company

—	Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is .”)
—	Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 24th day of February, 2006.

By:	/s/ Joy N. Jennings
Authorized Person(s)

Name:	Joy N. Jennings
Typed or Printed

State of Delaware Secretary of State Division of Corporations Delivered 01:53 PM 03/17/2006 FILED 12:46 PM 03/17/2006 SRV 060259522 - 4115429 FILE

State of Delaware

Certificate of Correction

of a Limited Liability Company

to be filed pursuant to Section 18-211(a)

1.	The name of the Limited Liability Company is: Granite City Coke Company, LLC

2.	That a Certificate of Formation was filed by the Secretary of State of Delaware on February 24, 2006, and that said Certificate requires correction as permitted by Section 18-211 of the Limited Liability Company Act.

3.	The inaccuracy or defect of said Certificate is: (must give specific reason)
The name of the Limited Liability Company

4.	The Certificate is hereby corrected to read as follows:
Gateway Energy & Coke Company, LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 2nd day of March, A.D, 2006.

By:	/s/ Joy N. Jennings
Authorized Person

Name:	Joy N. Jennings
Print or Type